Exhibit 99.1
Masimo Reports Fourth Quarter and Full Year 2014 Financial Results
Q4 2014 Highlights (compared to Q4 2013):

■	Product revenue rose 14% to $153.9 million
■	Total revenue, including royalties, rose 14% to $161.8 million
■	Masimo rainbow® revenue declined 4% to $14.1 million
■	SET® and rainbow® SET® unit shipments were 44,100
■	Earnings per share was $0.40 versus $0.16 in the year-ago period
FY 2014 Highlights (compared to 2013):

■	Product revenue rose 8% to $556.8 million
■	Total revenue, including royalties, rose 7% to $586.6 million
■	Masimo rainbow® revenue rose by 6% to $51.8 million
■	SET® and rainbow® SET® unit shipments were 171,000
■	Earnings per share was $1.30 versus $1.02 in the year-ago period
Irvine, California, February 17, 2015 - Masimo (NASDAQ: MASI) today announced its financial results for the fiscal fourth quarter and full fiscal year ended January 3, 2015.
Fourth quarter 2014 product revenues rose 14% to $153.9 million, compared to $134.7 million for the fourth quarter of fiscal year 2013, and total revenue, including royalties, rose 14% to $161.8 million, up from $142.4 million for the fourth quarter of fiscal year 2013. The unfavorable effect of foreign currency movements adversely impacted fourth quarter product revenues by approximately $3.4 million.
The company’s worldwide direct product revenue in the fourth quarter of 2014 rose by 14% compared to the same period in 2013 and represented 86% of total product revenue. OEM sales, which accounted for 14% of total product revenue, rose by 18% compared to the same period in 2013. Revenue from sales of Masimo rainbow® products declined by 4% to $14.1 million in the fourth quarter of 2014, compared to $14.8 million in the prior year period.
Net income for the fourth quarter of 2014 was $21.2 million, or $0.40 per diluted share, compared to net income of $9.3 million, or $0.16 per diluted share, in the fourth quarter of 2013. Fourth quarter 2013 results were negatively impacted by $0.15 per diluted share charges related to selected inventory and equipment write-downs, as well as an arbitration award ruling that was subsequently vacated on appeal and reversed in the first quarter of 2014. During the fourth quarter of 2014, the company shipped approximately 44,100 SET® pulse oximetry and rainbow® Pulse CO-Oximetry™ units, excluding handheld units. Masimo estimates its worldwide installed base as of January 3, 2015 to be 1,313,000 units, up 9% from 1,205,000 units as of December 28, 2013.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “We are happy that the fourth quarter product revenue growth reflected a continuation of the recovery in our core business that began in the third quarter. I am also happy that our value engineering efforts are, as we expected, continuing to result in higher sequential gross profit margins. Both of these factors, coupled with our continued focus on overall operating expense control, have begun to show the operating leverage opportunity that exists within our business model.”
As of January 3, 2015, Masimo’s cash and cash equivalents were $134.5 million, compared to $95.5 million as of December 28, 2013. During the fourth quarter, the company repurchased 27,659 shares of stock for $0.6 million, resulting in total 2014 stock repurchases of approximately 4.5 million shares for $102.5 million.

2015 Financial Guidance
Masimo today is providing 2015 financial guidance. Due to the significant movement in foreign exchange rates over the last four months, and the assumption that those rates will continue throughout 2015, Masimo is, for the first time, providing an estimate of the impact of these foreign exchange rates on its 2015 GAAP financial guidance. Masimo expects fiscal 2015 GAAP total revenues to be approximately $605 million. Masimo expects fiscal 2015 GAAP total product revenues to be $577 million, including an estimated $20 million revenue reduction due to unfavorable 2015 foreign exchange rate assumptions impacting product revenues compared to 2014 actual foreign exchange rates. In addition, Masimo expects approximately $28 million in fiscal 2015 royalty revenues. Masimo also expects fiscal 2015 GAAP earnings per diluted share of approximately $1.30, including an estimated $0.15 reduction due to the more unfavorable 2015 foreign exchange rate assumptions impacting revenues, cost of sales and operating expenses compared to the 2014 actual foreign exchange rates. Masimo will provide additional financial information during the conference call today. Each of the components of Masimo's guidance set forth above is an estimate only and actual performance could differ.

Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the company's website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 76075657. After the live webcast, the call will be available on Masimo's website through March 10, 2015. In addition, a telephonic replay of the call will be available through March 3, 2015. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 76075657.
About Masimo
Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care-helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through-Motion and Low-Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry's ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). Additional information about Masimo and its products may be found at www.masimo.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2015 total, product and royalty revenues and GAAP earnings per share; estimates regarding the impact of foreign exchange rates on our financial performance for full fiscal year 2015; statements regarding the recovery in our core business; statements regarding higher sequential gross profit margins and expense control; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management's current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: actual foreign currency exchange rates in fiscal year 2015; our dependence on Masimo SET® and Masimo rainbow® SET® products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors' assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Eli Kammerman	Media Contact: Mike Drummond
(949) 297-7077	(949) 297-7434
ekammerman@masimo.com	mdrummond@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)

	January 3, 2015	December 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$134,453	$95,466
Accounts receivable, net of allowance for doubtful accounts	71,017	76,759
Inventories	69,718	56,813
Prepaid income taxes	417	3,740
Other current assets	21,471	19,384
Deferred income taxes, current	18,065	19,636
Total current assets	315,141	271,798
Deferred cost of goods sold	67,485	61,714
Property and equipment, net	101,952	24,866
Intangible assets, net	27,771	28,104
Goodwill	20,979	22,793
Deferred income taxes, noncurrent	24,193	22,565
Other assets	7,485	6,822
Total assets	$565,006	$438,662
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$38,045	$28,004
Accrued compensation	33,600	29,486
Accrued liabilities	24,541	23,028
Income taxes payable	6,562	2,406
Deferred revenue	21,067	20,755
Current portion of capital lease obligations	79	111
Total current liabilities	123,894	103,790
Deferred revenue	453	566
Long term debt	125,145	225
Other liabilities	7,773	7,680
Total liabilities	257,265	112,261
Commitments and contingencies
Equity
Masimo Corporation stockholders’ equity:
Common stock	52	57
Treasury stock	(185,906)	(83,454)
Additional paid-in capital	288,686	273,129
Accumulated other comprehensive (loss) income	(2,093)	3,995
Retained earnings	205,260	132,742
Total Masimo Corporation stockholders’ equity	305,999	326,469
Noncontrolling interest	1,742	(68)
Total equity	307,741	326,401
Total liabilities and equity	$565,006	$438,662

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited) (in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Revenue:
Product	$153,897	$134,704	$556,764	$517,429
Royalty	7,891	7,731	29,879	29,816
Total revenue	161,788	142,435	586,643	547,245
Cost of goods sold	52,629	51,899	195,864	188,418
Gross profit	109,159	90,536	390,779	358,827
Operating expenses:
Selling, general and administrative	61,483	55,933	241,016	215,469
Research and development	15,029	13,940	56,581	55,631
Litigation award and defense costs	—	8,010	(10,331)	8,010
Total operating expenses	76,512	77,883	287,266	279,110
Operating income	32,647	12,653	103,513	79,717
Non-operating expense	1,429	751	1,472	3,991
Income before provision for income taxes	31,218	11,902	102,041	75,726
Provision for income taxes	9,432	2,717	27,678	20,005
Net income including noncontrolling interest	21,786	9,185	74,363	55,721
Net income (loss) attributable to noncontrolling interest	565	(128)	1,845	(2,660)
Net income attributable to Masimo Corporation stockholders	$21,221	$9,313	$72,518	$58,381

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.40	$0.16	$1.33	$1.03
Diluted	$0.40	$0.16	$1.30	$1.02

Weighted-average shares used in per share calculations:
Basic	52,438	56,678	54,708	56,690
Diluted	53,142	57,824	55,571	57,480
The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income (in thousands):

	Three Months Ended		Twelve Months Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Cost of goods sold	$103	$30	$436	$354
Selling, general and administrative	2,498	2,210	8,812	9,407
Research and development	614	414	1,757	1,913
Total	$3,215	$2,654	$11,005	$11,674

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Year ended
	January 3, 2015	December 28, 2013
Cash flows from operating activities:
Net income including noncontrolling interest	$74,363	$55,721
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	12,818	11,421
Share-based compensation	11,005	11,674
Loss on disposal of property and equipment	368	249
Provision for doubtful accounts	583	728
Benefit from deferred income taxes	(320)	(8,613)
Income tax benefit from exercise of stock options granted prior to January 1, 2006	264	693
Excess tax deficit from share-based compensation arrangements	396	1,308
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	4,862	(9,576)
Increase in inventories	(13,434)	(9,453)
Increase in deferred cost of goods sold	(5,888)	(9,594)
Decrease (increase) in prepaid income taxes	3,316	(1,660)
Increase in other assets	(2,619)	(756)
(Decrease) increase in accounts payable	(1,375)	1,238
Increase in accrued compensation	4,948	4,557
Increase in accrued liabilities	1,837	6,406
Increase (decrease) in income taxes payable	3,909	(381)
Increase in deferred revenue	199	1,467
Increase (decrease) in other liabilities	227	(842)
Net cash provided by operating activities	95,459	54,587
Cash flows from investing activities:
Purchases of property and equipment	(75,061)	(9,360)
Increase in intangible assets	(3,353)	(3,926)
Net cash used in investing activities	(78,414)	(13,286)
Cash flows from financing activities:
Borrowings under revolving line of credit	125,000	—
Debt issuance costs	(436)	—
Repayments on capital lease obligations	(111)	(132)
Proceeds from issuance of common stock	4,680	3,289
Excess tax deficit from share-based compensation arrangements	(396)	(1,308)
Repurchases of common stock	(102,453)	(19,790)
Repurchases of equity by noncontrolling interest, net of equity issued	(38)	—
Net cash provided by (used in) financing activities	26,246	(17,941)
Effect of foreign currency exchange rates on cash	(4,304)	552
Net increase in cash and cash equivalents	38,987	23,912
Cash and cash equivalents at beginning of period	95,466	71,554
Cash and cash equivalents at end of period	$134,453	$95,466